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                                                                    Exhibit 23.1




The Board of Directors
Central Parking Corporation and Subsidiaries:


We consent to the use of our report dated November 21, 1997 with respect to the consolidated balance sheets of Central Parking Corporation and Subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997 incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.



                                                           KPMG Peat Marwick LLP




Nashville, Tennessee
February 12, 1998